EXHIBIT 10.1

AMENDMENT TO asset purchase AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) dated as of April 4, 2007, by and among Smith Micro Software, Inc., a Delaware corporation (“Purchaser”), IS Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Purchaser (“Acquisition Sub” and together with Purchaser the “Purchasing Parties”), Insignia Solutions plc, a company incorporated under the laws of England and Wales (company no. 1961960) (“Seller”) and the subsidiaries of Seller as set forth on the signature page hereto (such subsidiaries and Seller collective referred to herein as the “Selling Parties”), is entered into by and among the undersigned with reference to the following facts:

WHEREAS, the Purchasing Parties and the Selling Parties are parties to that certain Asset Purchase Agreement dated as of February 11, 2007 (the “Agreement”);

WHEREAS, pursuant to Section 13.4 of the Agreement the parties desire to enter into this Amendment in order to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties agree as follows.

1.  Amendment of Section 1.3 of the Agreement. Section 1.3 of the Agreement is hereby amended and restated in its entirety as follows:

“1.3 Assumed Liabilities. Subject to the terms and conditions of this Agreement, at the Closing, the Selling Parties shall assign, and the Purchasing Parties shall assume only the Assumed Liabilities. Thereafter, the Purchasing Parties shall pay and discharge all such Assumed Liabilities as and when such Assumed Liabilities become due and owing. For the purposes of this Agreement, the “Assumed Liabilities” shall mean (i) the value of accrued vacation time that is credited to Employees who are hired by any of the Purchasing Parties at Closing and that is not paid by the Selling Parties, (ii) any other accrued employee liabilities agreed upon in writing by the Purchasing Parties, and (iii) obligations arising from and after the Closing pursuant to the Seller Contracts (for purposes of this Agreement, (i) and (ii) are collectively referred to herein as the “Employee Liabilities”). Notwithstanding the foregoing, the Purchasing Parties shall not, without the prior written consent of Purchaser, assume liability or payment obligations for any Taxes (other than employment-related Taxes, but excluding any interest, fines, penalties or additions thereon) or all or any portion of the Liability described in Section 1.4(p). If the Selling Parties shall be required to pay any amounts included in Assumed Liabilities, then the Purchasing Parties shall reimburse the Selling Parties thereofor, subject to potential offset for any amounts owing to the Purchasing Parties by the Selling Parties.”

2.  Amendment of Section 2.1 of the Agreement. Section 2.1 of the Agreement is hereby amended and restated in its entirety as follows:

“2.1 Purchase Price As full consideration for the sale, assignment, transfer and delivery of the Purchased Assets by the Selling Parties to the Purchasing Parties, Purchaser shall deliver to Seller, acting on its own behalf and on behalf of the Selling Parties, aggregate consideration of Sixteen Million Dollars (US$16,000,000) plus the Post -Closing Payment (collectively the “Purchase Price”), payable in the following manner:

(a) Purchaser shall deliver to Seller for the account of the Selling Parties by wire transfer of immediately available funds, funds equal to Twelve Million Five Hundred Thousand Dollars (US$12,500,000);

(b) Purchaser shall discharge and forgive the liabilities of Seller or its Subsidiaries to Purchaser pursuant to the Promissory Note initially delivered to Seller on December 22, 2006;

(c) One Million Five Hundred Thousand Dollars ($1,500,000) (the “Holdback Amount”) shall be payable by Purchaser subject to and in accordance with Section 2.2;

(d) Purchaser shall deliver to Seller for the account of the Selling Parties by wire transfer of immediately available funds, funds equal to the product of (a) Two Million Five Hundred Seventy-Five Thousand Dollars (US$2,575,000), minus (b) the dollar amount of the Employee Liabilities, within three (3) business days of the Employee Liabilities being defined (but in no event later than ten (10) business days after the Closing). The payment set forth in this Section 2.1(d) shall be referred to herein as the “Post-Closing Payment.” Notwithstanding the foregoing, Purchaser shall be entitled to withhold Five Hundred Thousand Dollars (US$500,000) of the Post-Closing Payment until the Selling Parties deliver to Purchaser Seller’s audited financial statements (including the opinion of Seller’s independent registered public accounting firm) as of and for the year ended December 31, 2006, at which time such amount shall be delivered to the Selling Parties.”

3.  Amendment of Agreement to Add Insignia Asia Corporation as a Party. The Agreement is hereby amended to include Insignia Asia Corporation as a party to, and a Selling Party for all purposes under, the Agreement..

4.  Amendment of Section 1.2 of the Agreement. Section 1.2 of the Agreement is hereby amended to include the following Section 1.2(g):

“(g) All rights and obligations of Seller under the Stock Transfer Agreement dated March 2007 by and among Insignia Solutions, Inc., Korean Digital Corporation and Jtek Corporation (the “Stock Transfer Agreement”).”

5.  Amendment of Section 1.4 of the Agreement. Section 1.4 of the Agreement is hereby amended to include the following Section 1.4(r):

“(r) Any Liability and obligation of Seller arising out of the Stock Transfer Agreement.”

6.  Counterparts. This Amendment may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

7.  Definitions. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

8.  Other. Except as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

“Purchaser” SMITH MICRO SOFTWARE INC. By:/s/ William W. Smith, Jr. Name: William W. Smith, Jr. Title: President and Chief Executive Officer	“Seller” INSIGNIA SOLUTIONS PLC By: /s/ Mark McMillan Name: Mark McMillan Title: Chief Executive Officer
IS ACQUISITION SUB, INC. By: /s/ William W. Smith, Jr. Name: William W. Smith, Jr. Title: President and Chief Executive Officer	INSIGNIA SOLUTIONS INC By: /s/ Mark McMillan Name: Mark McMillan Title: Chief Executive Officer

INSIGNIA SOLUTIONS AB By: /s/ Mark McMillan Name: Mark McMillan Title: Chief Executive Officer

INSIGNIA ASIA CORPORATION By: /s/ Mark McMillan Name: Mark McMillan Title: Chief Executive Officer